Exhibit 23

Consent of Ernst & Young LLP, Independent Auditors

    We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-33449, No. 33-35311, No. 33-48581, No. 333-07551, No. 333-51741,No. 333-75347 and No. 333-93879) pertaining to (a) the Harley-Davidson, Inc. 1986 Stock Option Plan and the Harley-Davidson, Inc. 1988 Stock Option Plan; (b) the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, and the Holiday Rambler LLC Employees Retirement Plan; (c) the Harley-Davidson, Inc. 1990 Stock Option Plan; (d) the Harley-Davidson, Inc. 1995 Stock Option Plan; (e) the Harley-Davidson, Inc. 1998 Director Stock Plan; (f) the Harley-Davidson, Inc. 1998 Stock Option Plan (g) the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, the Harley-Davidson Retirement Savings Plan for Kansas City Hourly Bargaining Unit Employees, the Harley-Davidson Retirement Savings Plan for York Hourly Bargaining Unit Employees and the Buell Motorcycle Company Retirement Savings Plan of our report dated January 17, 2001, with respect to the consolidated financial statements and schedule of Harley-Davidson, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

                      ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 28, 2001